Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition (the “Acquisition”) by Twin River Management Group, a Delaware corporation and wholly owned subsidiary of Twin River Worldwide Holdings, Inc., a Delaware corporation (“Twin River” or the “Company”) of all of the outstanding equity securities of each of IOC-Kansas City, Inc. (“IOC-Kansas City” and together with Rainbow Casino-Vicksburg Partnership, L.P. (“Rainbow” or the "Acquired Companies") from Eldorado Resorts, Inc. (“Eldorado”) pursuant to the terms of an Equity Purchase Agreement by and among Twin River, Eldorado, and various of their affiliates (the “Purchase Agreement”). The Acquisition, which closed on July 1, 2020, resulted in Twin River acquiring all of the outstanding equity securities of the Acquired Companies for an aggregate purchase price of $230,000,000 in cash, subject to certain customary post-closing adjustments. The Acquisition is being accounted for as a business combination using the acquisition method with Twin River as the accounting acquirer in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting the purchase price will be allocated to the Acquired Companies’ assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisition.

The following unaudited pro forma condensed combined balance sheets as of March 31, 2020 and December 31, 2019, and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2020 and twelve months ended December 31, 2019 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of SEC Regulation S-X using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on Twin River’s and the Acquired Companies' historical consolidated financial statements as adjusted to give effect to the Acquisition.

Accounting policies used in the preparation of the Pro Forma Statements are based on the unaudited financial statements of Twin River for the three months ended March 31, 2020 and the audited consolidated financial statements of Twin River for the year ended December 31, 2019.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Twin River management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical Acquired Companies' financial statement caption amounts have been reclassified or combined to conform to Twin River’s presentation and disclosure requirements.

The Pro Forma Statements should be read in conjunction with the unaudited consolidated financial statements and related notes of Twin River and the Acquired Companies as of and for the three months ended March 31, 2020 and audited consolidated financial statements and related notes of Twin River and the Acquired Companies as of and for the year ended December 31, 2019.

The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on January 1, 2019, for purposes of the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2020 and year ended December 31, 2019. The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on March 30, 2020, for purposes of the unaudited pro forma condensed combined balance sheet. The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Acquisition, and expected to have a continuing impact on the financial statements.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of Twin River and the Acquired Companies.

The Pro Forma Statements include adjustments to record assets and liabilities of the Acquired Companies at their estimated respective fair values based on available information and to give effect to the financing for the Acquisition. The pro forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. The final allocation of the purchase price for the Acquired Companies will be determined after completion of a thorough analysis to determine the fair value of the Acquired Companies’ tangible and identifiable intangible assets and liabilities as of the date the purchase was completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Pro Forma Statements may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact the Company’s statement of operations in future periods. Any changes to the Acquired Companies’ equity, including results of operations from March 31, 2020, through the date the Acquisition was completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2020
(in thousands)

	Twin River	Acquired Companies	Pro forma Adjustments	Note 3	Pro Forma Combined
Assets
Cash and cash equivalents	$361,591	$1,090	$(230,000)	(b)	$132,681
Restricted cash	—	—	—		—
Accounts receivable, net	7,455	520	—		7,975
Inventory	8,186	172	—		8,358
Prepaid expenses and other assets	24,335	551	—		24,886
Total current assets	401,567	2,333	(230,000)		173,900
Property and equipment, net	546,617	66,228	3,850	(a)	607,191
			(9,504)	(b)
Right of use assets, net	17,085	36,776	(8,494)	(b)	45,367
Goodwill	133,082	48,429	6,156	(b)	187,667
Intangible assets, net	111,455	92,959	45,601	(b)	250,015
Other assets	5,517	3,969	(3,850)	(a)	5,636
Total assets	$1,215,323	$250,694	$(196,241)		$1,269,776

Liabilities and Shareholders' Equity
Current portion of long-term debt	$3,000	$—	$—		$3,000
Current portion of lease obligations	1,040	1,528	(335)	(b)	2,233
Accounts payable	9,434	300	—		9,734
Accrued liabilities	65,213	1,143	1,735	(a)	68,091
Accrued property, gaming and other taxes	—	361	(361)	(a)	—
Accrued payroll and related	—	1,144	(1,144)	(a)	—
Accrued income taxes payable	—	230	(230)	(a)	—
Intercompany debt	—	58,000	(58,000)	(b)	—
Total current liabilities	78,687	62,706	(58,335)		83,058
Lease obligations, net of current portion	16,049	33,721	15,928	(b)	65,698
Pension benefit obligations	8,451	—	—		8,451
Deferred tax liability	9,836	22,488	(22,255)	(b)	10,069
Long-term debt, net of current portion	930,304	—	—		930,304
Other long-term liabilities	977	200	—		1,177
Total liabilities	1,044,304	119,115	(64,662)		1,098,757
Commitments and contingencies
Shareholders' equity:
Common stock	306	—	—		306
Additional paid-in-capital	139,984	—	—		139,984
Treasury stock	—	—	—		—
Retained earnings	32,617	131,579	(131,579)	(b)	32,617
Accumulated other comprehensive loss	(1,888)	—	—		(1,888)
Total shareholders'equity	171,019	131,579	(131,579)		171,019
Total liabilities and shareholders' equity	$1,215,323	$250,694	$(196,241)		$1,269,776

Unaudited Pro Forma Condensed Combined Statement of Income - Three Months Ended March 31, 2020
(in thousands, except share and per share amounts)

	Twin River	Acquired Companies	Pro forma Adjustments	Note 3	Pro Forma Combined

Revenues	$109,148	$18,278	$—		$127,426
Operating costs and expenses:
Gaming, racing, hotel and food and beverage, retail, entertainment and other	44,118	7,741	—		51,859

Marketing and promotions	—	880	(880)	(c)	—
Advertising, general and administrative	49,609	4,869	880	(c)	54,517
			(222)	(d)
			(604)	(e)
			(15)	(f)
Management fee	—	389	(389)	(e)	—
Acquisition, integration and restructuring	1,786	—	(438)	(f)	1,348
Goodwill and asset impairment	8,708	—	—		8,708
Gain on insurance recoveries	(883)	—	—		(883)
Loss on disposal of property and equipment	—	—	—		—
Depreciation and amortization of intangibles	8,979	1,481	1	(g)	10,014
			(447)	(h)
Total operating costs and expenses	112,317	15,360	(2,114)		125,563
Income (loss) from operations	(3,169)	2,918	2,114		1,863
Other income (expense):
Interest income	143	—	—		143
Interest expense, net of amounts capitalized	(11,516)	(1,301)	1,301	(i)	(14,063)
			(2,547)	(j)
Total other income (expense)	(11,373)	(1,301)	(1,246)		(13,920)
(Loss) income before provision for income taxes	(14,542)	1,617	868		(12,057)
Provision for income taxes	(5,664)	356	612	(k)	(4,696)
Net (loss) income	$(8,878)	$1,261	$256		$(7,361)

Net loss per common share:
Basic	$(0.28)				$(0.23)
Diluted	$(0.28)				$(0.23)
Weighted average common shares outstanding:
Basic	31,569				31,569
Diluted	31,569				31,569

Unaudited Pro Forma Condensed Combined Statement of Income - Year Ended December 31, 2019
(in thousands, except share and per share amounts)

	Twin River	Acquired Companies	Pro forma Adjustments	Note 3	Pro Forma Combined

Revenues	$523,577	$83,815	$—		$607,392
Operating costs and expenses:
Gaming, racing, hotel, food and beverage, retail, entertainment and other	185,172	32,504	—		217,676

Marketing and promotions	—	3,594	(3,594)	(c)	—
Advertising, general and administrative	180,400	23,343	3,615	(c)	203,347
			(891)	(d)
			(2,236)	(e)
			(884)	(f)
Management fee	—	1,774	(1,774)	(e)	—
Acquisition, integration and restructuring	12,168	—	(1,293)	(f)	10,875
Gain on insurance recoveries	(1,181)	—	—		(1,181)
Loss on disposal of property and equipment	—	21	(21)	(c)	—
Depreciation and amortization of intangibles	32,392	6,534	56	(g)	36,530
			(2,452)	(h)
Total operating costs and expenses	408,951	67,770	(9,474)		467,247
Income (loss) from operations	114,626	16,045	9,474		140,145
Other income (expense):
Interest income	1,904	—	—		1,904
Interest expense, net of amounts capitalized	(39,830)	(5,220)	5,220	(i)	(51,008)
			(11,178)	(j)
Loss on extinguishment and modification of debt	(1,703)	—	—		(1,703)
Other income	183	—	—		183
Total other income (expense)	(39,446)	(5,220)	(5,958)		(50,624)
Income (loss) before provision for income taxes	75,180	10,825	3,516		89,521
Provision for income taxes	20,050	3,024	800	(k)	23,874
Net Income	$55,130	$7,801	$2,716		$65,647

Net income per common share:
Basic	$1.46				$1.74
Diluted	$1.46				$1.74
Weighted average common shares outstanding:
Basic	37,705				37,705
Diluted	37,820				37,820

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

        The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical financial information of Twin River and the Acquired Companies.

Basis of Presentation

        Twin River has concluded that the transaction represents a business combination pursuant to ASC 805. Twin River has completed a preliminary external valuation analysis of the fair market value of the Acquired Companies' assets acquired and liabilities assumed. Using the total consideration for the transaction of $230 million, Twin River has preliminarily allocated the purchase price to such assets and liabilities as of the acquisition date. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocation will be determined when Twin River has completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation. The final purchase price allocation may include changes in allocations to intangible assets or goodwill based on the results of certain valuations and other studies that have yet to be completed and other changes to assets and liabilities.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

        Twin River anticipates that the Acquisition will result in increased revenue and operating income as a result of reinvestment in the properties and increased marketing spend. The Company expects to invest approximately $40 million of capital to reposition the IOC- Kansas City's property, in addition to increasing marketing spend to recapture market share at the Acquired Companies. No assurance can be made that Twin River will be able to achieve these revenue and operating income increases, will spend the estimated capital or when any amounts would be realized/incurred, and no such amounts have been reflected in the Pro Forma Statements.

Note 2 — Preliminary Purchase Price Allocation

        The Acquisition, which closed on July 1, 2020, resulted in Twin River acquiring all of the outstanding equity securities of the Acquired Companies for an aggregate purchase price of $230 million in cash, subject to certain customary post-closing adjustments. In connection with the consummation of the Acquisition, the Company acquired the operations and real estate of the Acquired Companies.

        Twin River has performed a preliminary valuation analysis of the fair market value of the Acquired Companies' assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Preliminary as of July 1, 2020
Cash	$4,362
Accounts receivable	582
Inventory	164
Prepaid expenses and other assets	686
Property and equipment	60,574
Right of use asset	28,282
Intangibles	138,560
Other assets	117
Goodwill	53,649
Accounts payable	(614)
Accrued and other current liabilities	(3,907)
Lease obligations	(51,842)
Deferred income tax liabilities	(233)
Other long-term liabilities	(306)
Total purchase price(1)	$230,074
(1) Reflects preliminary post-closing net working capital adjustment of $0.1 million.

        Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of the Acquired Companies based on their estimated fair values as of the Acquisition closing date.

Note 3 — Pro forma adjustments

        The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Represents the reclassification of balance sheet accounts at the Acquired Companies to conform to the presentation used by Twin River.

(b) Represents the elimination of the Net parent investment at the Acquired Companies and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill as of March 31, 2020 as follows (in thousands):

Total consideration	$230,000
Net parent investment	(131,579)
Write-down/(write-up) of assets:
Property and equipment, net	9,504
Right of use assets	8,494
Intangible assets	(45,601)
Historical goodwill	48,429
(Write-down)/write-up of liabilities:
Intercompany debt	(58,000)
Lease obligations	15,593
Deferred income taxes	(22,255)
Goodwill	$54,585

(c) Represents the reclassification of balances included in Marketing and promotions and Loss on disposal of property and equipment that Twin River includes in Advertising, general and administrative expenses.

(d) Represents the lease expense adjustment related to the change in right of use asset and lease liability for the Port City lease in place in Kansas City.

(e) Represents the elimination of management fees paid to Eldorado by the Acquired Companies included in Management fees, as well as certain corporate allocations included in Advertising, general and administrative expenses during the three months ended March 31, 2020 and the year ended December 31, 2019.

(f) Represents the elimination of transaction costs incurred by Twin River and certain Eldorado transaction costs included in Advertising, general and administrative expenses during the three months ended March 31, 2020 and the year ended December 31, 2019.

(g) Represents the amortization of intangible assets related to the acquisition of the Acquired Companies over a three- to ten-year period as if the acquisition occurred on January 1, 2019. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated or management’s view based on historical experience with similar assets.

(h) Represents the depreciation adjustment of acquired “property and equipment” resulting from the fair value adjustment of these assets relating to the Acquisition. Twin River estimated that the fair value of property and equipment was less than the Acquired Companies’ book value by $9.5 million. Therefore, depreciation expense would decrease by $0.4 million for the three months ended March 31, 2020 and $2.5 million for the year ended December 31, 2019 using the straight-line method of depreciation. The estimated remaining useful lives of acquired property and equipment range from 2 years to 40 years.

(i) Represents the reversal of interest expense on the intercompany loan on the books of the Acquired Companies during the three months ended March 31, 2020 and the year ended December 31, 2019.

(j) Represents additional interest expense for borrowings needed to finance the $230 million purchase price on the books of Twin River.

(k) Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rates of 39.0% and 26.7% for the three months ended March 31, 2020, and for the year ended December 31, 2019, respectively.